Exhibit 5

[LETTERHEAD OF HUNTON & WILLIAMS LLP]

September 22, 2005

The Board of Directors

Altria Group, Inc.

120 Park Avenue

New York, New York 10017-5592

Altria Group, Inc.

Registration of Shares for 2005 Performance Incentive Plan and

2005 Stock Compensation Plan for Non-Employee Directors

Ladies and Gentlemen:

We have acted as counsel to Altria Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 20 million shares of the Company’s Common Stock, $0.33 1/3 par value (the “Shares”), to be offered pursuant to the Altria Group, Inc. 2005 Performance Incentive Plan (the “2005 Plan”) and 2005 Stock Compensation Plan for Non-Employee Directors (the “2005 Non-Employee Director Plan” and together with the 2005 Plan, the “Plans”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.	the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and
2.	the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

/s/ Hunton & Williams LLP